Exhibit 10.55

April 24, 2014

Philip A. Vachon

c/o Kelley, Goldfarb, Huck & Roth, PLLC

700 Fifth Avenue

Suite 6100

Seattle, WA 98104

Dear Phil:

The Board of Directors (the “Board”) of Unwired Planet, Inc. (the “Company”) has determined that it is in the best interests of the Company for you to focus additional time and attention on certain strategic initiatives, including a strategic review of the Company’s and its subsidiaries’ ongoing rights and obligations under the Master Sale Agreement dated as of January 10, 2013 (as amended, restated or otherwise modified from time to time, the “Master Sale Agreement”) by and among TELEFONAKTIEBOLAGET L M ERICSSON (PUBL), a company duly established under the laws of Sweden, Cluster LLC, a Delaware limited liability company, the Company, Unwired Planet IP Holdings, Inc., a Delaware corporation, Unwired Planet IP Manager, LLC, a Delaware limited liability company, and Unwired Planet, LLC, a Nevada limited liability company. Capitalized terms used herein and not defined shall have the meanings ascribed thereto in the Master Sale Agreement.

In addition to the compensation described in your offer letters from the Company dated May 29, 2013 and July, 2013, the Board would like to create a discretionary, one-time, cash bonus opportunity for you in the event that, on or prior to September 30, 2014, (i) the Company and its subsidiaries enter into an amendment to the Master Sale Agreement and the Ancillary Agreements (a “Material Amendment”) that (A) materially improves the economic terms of the Master Sale Agreement in favor of the Company and its subsidiaries, (B) materially improves the operating flexibility of the Company and its subsidiaries under the Master Sale Agreement and the Ancillary Agreements, or (C) some combination of the foregoing that, in the aggregate, results in a material improvement to the Company’s and its subsidiaries’ financial and operating position, and (ii) you are instrumental in negotiating and finalizing such Material Amendment (the occurrence of the events described in clauses (i) and (ii) on or prior to September 30, 2014, a “Trigger Event”). The determination of whether a Trigger Event has occurred will be made by the Board in its sole and absolute discretion.

In the event that the Board, in its sole and absolute discretion, determines that a Trigger Event has occurred on or prior to September 30, 2014, you will be eligible for a cash bonus in an amount not to exceed $2,000,000 (a “Bonus”). The amount of any Bonus, and the timing of the payment thereof (subject to the following paragraph), will be determined in the sole and absolute discretion of the Board taking into account the actual and projected impact of the Material Amendment on the Company’s and its subsidiaries’ financial and operating position. For the avoidance of doubt, you will only be eligible to receive a Bonus on a one-time basis with respect to the first Material Amendment to occur after the date hereof and prior to September 30, 2014 and no bonus will be payable in the event that the Master Sale Agreement or any Ancillary Agreement is further amended, restated or otherwise modified from time to time in the future.

The Company shall pay a Bonus, if any, no later than March 15 of the calendar year following the calendar year in which a Bonus is determined to be earned. To earn a Bonus, you must be a director of the Company (or otherwise have a service relationship with the Company) on the day when such Bonus is paid.

This letter will terminate and cease to be of any further force and effect on the earlier of (i) September 30, 2014, and (ii) the date on which either the Board, in its sole and absolute discretion, elect to terminate the bonus opportunity described herein (the earlier of (i) and (ii), the “Expiration Date”), provided if a Trigger Event has occurred and the Board has determined, in its sole and absolute discretion, to pay you a Bonus on or prior to the Expiration Date, then this letter will terminate and cease to be of any further force and effect upon the payment of such Bonus in accordance with the terms hereof.

Please sign below and fax a copy back to Eric Vetter at (775) 980-2368 for our records.

Regards,	Accepted by:

/s/ David Lockwood	/s/ Philip A. Vachon
David Lockwood, Chairman of the Compensation Committee of the Board	Philip A. Vachon

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